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                                                                       EXHIBIT 2

                      Endo Pharmaceuticals Holdings Inc.
                       233 Wilmington West Chester Pike
                        Chadds Ford, Pennsylvania 19317


                                     November 26, 1999


John W. Lyle and Frank S. Caruso
c/o Algos Pharmaceutical Corporation
1333 Campus Parkway
Neptune, New Jersey  07753-6815

Gentlemen:

          This letter agreement (the "Letter Agreement") will confirm the
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understanding and agreement among John W. Lyle and Frank S. Caruso
(collectively, the "Executives") and Endo Pharmaceuticals Holdings Inc., a
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Delaware corporation ("Endo"), in connection with the possible purchase by Endo
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or an Affiliate of Endo from each of the Executives of the number of shares of common stock of Algos Pharmaceutical Corporation, a Delaware corporation (the

"Company"), owned by them and set forth on Annex I hereto (the "Algos Shares").
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Capitalized terms used in this Letter Agreement but not otherwise defined herein shall have the meanings ascribed to them in that certain Agreement and Plan of Merger, dated as of November 26, 1999, by and among Endo, the Company and Endo Inc., a Delaware corporation and wholly owned subsidiary of Endo (the "Merger
                                                                       ------
Agreement").
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          The parties hereto agree that the Executives may sell the Algos Shares on the open market after December 20, 1999 in the event either (a) the Proxy Statement has been filed with the SEC and made publicly available on or prior to December 20, 1999 or (b) a press release relating to the Merger and the Merger Agreement has been released to the general public on or prior to December 20, 1999 such that Endo and the Executives, each after consultation with outside counsel, reasonably believe that such sales may be made in accordance with the federal securities laws. If neither of the actions contemplated by the prior sentence occur on or prior to December 20, 1999, then Endo shall or shall cause an Affiliate of Endo to purchase the Algos Shares from the Executives on or before December 31, 1999 at a price equal to the average closing price of the Algos Common Stock as reported on NASDAQ for the five-trading-day period immediately preceding such purchase (ending on the day immediately prior to such purchase); provided, however that if the purchase price for the Algos Shares
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exceeds $5.5 million in the aggregate, then Endo or an Affiliate of Endo shall pay any such excess in the form of a promissory note which will become payable on January 31, 2000. The closing and settlement of any such sale to Endo or an Affiliate thereof shall occur on or before December 31, 1999 and payment for the Algos Shares shall be made by wire transfer of immediately available funds.
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          Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Company the enclosed copy of this Letter Agreement, whereupon this Letter Agreement will become a binding agreement among us.

                       Very truly yours,

                       ENDO PHARMACEUTICALS HOLDINGS INC.

                           /s/ Carol A. Ammon
                       By:___________________________________
                          Name:   Carol A. Ammon
                          Title:  President & Chief Executive Officer


Confirmed as of the date above:


/s/ John W. Lyle
____________________________
John W. Lyle


/s/ Frank S. Caruso
____________________________
Frank S. Caruso

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                                                                         Annex I
                                                                         _______


Holders                                             Number of Algos Shares owned
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John W. Lyle                                        224,100

Frank S. Caruso                                     66,400